Exhibit 10.25

To: Joseph T. Clark

From: ASC Acquisition LLC / Surgical Care Affiliates LLC

Re: Option Net-Settlement Exercise Agreement

Date: October 8, 2013

As you know, ASC Acquisition LLC, a Delaware limited liability company, and its successors, including the corporation into which it will convert as part of the Public Offering, as hereinafter defined (the “Company”), is in the process of pursuing an initial public offering (the “Public Offering”) of its membership units (such membership units and any securities in to which such membership units may be converted, the “Membership Units”). As a result of your position with the Company and its subsidiaries, in connection with the Public Offering you will be required to enter into a lock-up agreement in such form as is provided under the underwriting agreement as the underwriters, the Company and selling stockholders may agree, which agreement (“Lock-Up Agreement”) will impose restrictions on the sale and certain other dispositions of Membership Units for a period of up to 180 days after the date of the prospectus relating to the Public Offering (the “Lock-up Period”). However, tentatively, Paragraph (E) of the form of Lock-Up Agreement contemplated by the parties to the underwriting agreement permits net-settlement exercises of options on Membership Units. Provided that the form of Lock-Up Agreement agreed by the parties contains a provision substantively similar to that currently provided under Paragraph (E) of the draft Lock-Up Agreement, upon becoming a party to such Lock-Up Agreement, you will be permitted to exercise your options on Membership Units as provided below.

With respect to certain of your options to purchase Membership Units granted pursuant to the ASC Acquisition LLC Management Equity Incentive Plan, which options are set to expire by their terms no later than June 29, 2014 (the “Options”), the Company will, subject in all cases to compliance with applicable law, ensure that you are able to exercise the Options on a net-settlement basis during the period commencing on January 1, 2014 through the date of expiration of the Options, including during the Lock-Up Period to the extent permitted under the Lock-Up Agreement (including Paragraph (E) thereof) (the “Exercise Window”). Such net-settlement will permit you to direct the Company to withhold, in lieu of tendering cash to the Company, Membership Units otherwise receivable by you upon such exercise having a fair market value equal to the aggregate exercise price and required withholding taxes respecting such exercise. You shall not dispose of any Membership Units acquired upon such exercise, net of the exercise price and withholding taxes, to the extent you are required to retain such shares for the Lock-Up Period or thereafter pursuant to the Lock-Up Agreement or applicable Company policy. Notwithstanding the foregoing, to the extent that you are permitted under applicable law (and the Lock-Up Agreement to the extent permitted thereunder) to exercise the Options through a broker-assisted cashless exercise procedure during the Exercise Window, you will do so and the Company shall have satisfied any net-settlement obligations with respect to such Option exercise hereunder.

Please acknowledge your agreement with and understanding of the foregoing by signing in the space provided below.

Sincerely,

/s/ Richard Sharff
Richard Sharff Executive Vice President & General Counsel

Acknowledged and agreed to by:

/s/ Joseph T. Clark
Joseph T. Clark